Exhibit 5.1

ROPES & GRAY LLP PRUDENTIAL TOWER 800 BOYLSTON STREET BOSTON, MA 02199-3600 WWW.ROPESGRAY.COM
August 7, 2026
Veradermics, Incorporated
470 James St.
New Haven, CT 06513
Re: Registration of Securities by Veradermics, Incorporated
Ladies and Gentlemen:
We have acted as counsel to Veradermics, Incorporated, a Delaware corporation (the “Company”), in connection with the registration statement on Form S-1 (the “Registration Statement”) filed on the date hereof by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration under the Securities Act and the proposed offer and sale from time to time pursuant to Rule 415 under the Securities Act, by certain stockholders of the Company identified therein, of up to (i) 24,324,872 shares (the “Shares”) of common stock, $0.00001 par value per share, of the Company (the “Common Stock”) and (ii) 300,000 shares of Common Stock (the “Warrant Shares”) issuable upon the exercise of pre-funded warrants, with an exercise price of $0.00001 per share (the “Pre-Funded Warrants”). The Shares and the Warrant Shares are together referred to herein as the Resale Shares. The Pre-Funded Warrants were sold pursuant to that certain Stock Purchase Agreement dated April 29, 2026 among the Company and the purchasers named therein.
In connection with this opinion letter, we have examined such certificates, documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Company, public officials and other appropriate persons.
The opinions expressed below are limited to the Delaware General Corporation Law.
Based upon and subject to the foregoing and the assumptions, qualifications and limitations set forth below, we are of the opinion that (i) the Shares have been duly authorized by the Company and are validly issued, fully paid and non-assessable and (ii) the Warrant Shares, when issued upon exercise of the Pre-Funded Warrants in accordance with the terms thereof, will have been duly authorized and validly issued and will be fully paid and non-assessable.

In rendering the opinions set forth above, we have assumed that (i) the Registration Statement and any amendments thereto will have become effective under the Securities Act, and no stop order suspending the Registration Statement’s effectiveness will have been issued and remain in effect each time the Resale Shares are offered and sold as contemplated by the Registration Statement, and (ii) all Resale Shares will be offered and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the applicable prospectus supplement.
We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/Ropes & Gray LLP

Ropes & Gray LLP